Exhibit 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-80 of our report dated March 28, 2011, with respect to the consolidated financial statements of Agnico-Eagle Mines Limited, and our report dated March 28, 2011, with respect to the effectiveness of internal control over financial reporting of Agnico-Eagle Mines Limited, which reports appear in the December 31, 2010 Annual Report on Form 20-F of Agnico-Eagle Mines Limited, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP
Toronto, Canada	Chartered Accountants
October 13, 2011	Licensed Public Accountants